Exhibit 99.1

Lantronix Reports First Quarter Fiscal 2011 Financial Results
First quarter revenue of $12.2 million an 11% year-over-year increase

Irvine, Calif., October 28, 2010 – Lantronix, Inc. (NASDAQ: LTRX), a leading provider of secure, remote management and device networking solutions, today reported financial results for its fiscal 2011 first quarter ended September 30, 2010. Today’s financial results discussion includes an accompanying AccessMyDevice slide presentation.  Click here to download the PDF presentation.

Financial Highlights

▪	Net revenue of $12.2 million, an increase of 11% year-over-year and 3% sequentially.
▪	GAAP net loss of $678,000, or ($0.07) per share.
▪	Non-GAAP net income of $228,000, or $0.02 per share.
▪	Ninth consecutive quarter of non-GAAP net income.
▪	Cash and cash equivalents increased to $10.5 million at September 30, 2010.

“We are pleased with the revenue growth and continued positive momentum we generated in the first quarter and the increasing market traction we are seeing for our new generation products,” said Jerry Chase, president and CEO of Lantronix. “We achieved a major milestone during the quarter with the launch of AccessMyDevice™, our leading edge managed service solution, which will provide new revenue streams and serve as a robust platform for delivering Software-as-a-Service (“SaaS”) solutions to the machine-to-machine (“M2M”) market.”

Financial Results for the Fiscal First Quarter Ended September 30, 2010

Net revenue was $12.2 million, an 11% increase compared to net revenue of $11.0 million for the first fiscal quarter of 2010.

Gross profit margin was 51.1%, compared to 52.2% for the fiscal first quarter of 2010.  The decrease in gross profit margin percent reflects a change in product mix during the quarter, an increase in freight costs due to expedite charges relating to component and product shortages, transitional costs associated with the implementation of third party logistics providers in Los Angeles and Hong Kong for inventory management, and an increase in payroll costs.  Although payroll costs were higher, they were actually normalized due to the suspension of a company-wide furlough program that was in effect during the year ago quarter.

GAAP operating expenses were $6.9 million, an increase of $771,000, compared to $6.1 million for the first fiscal quarter of 2010.

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Selling, general and administrative expense was $5.1 million, an increase of $433,000, compared to $4.6 million for the first fiscal quarter of 2010. The increase was primarily due to legal and consulting expenses of approximately $200,000 related to the Company’s contested proxy and an increase in payroll costs.  Although payroll costs were higher, they were actually normalized due to the suspension of a company-wide furlough program that was in effect during the year ago quarter.

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Research and development expense was $1.8 million, an increase of $338,000, compared to $1.5 million for the first fiscal quarter of 2010. The increase was due to expenses related to development projects for upcoming product releases and an increase in payroll costs.  Although payroll costs were higher, they were actually normalized due to the suspension of a company-wide furlough program that was in effect during the year ago quarter.

Non-GAAP operating expenses were $6.1 million, compared to $5.4 million for the first fiscal quarter of 2010.

GAAP net loss was $678,000, or ($0.07) per share, compared to GAAP net loss of $499,000, or ($0.05) per share, for the first fiscal quarter of 2010.  The GAAP net loss in the current quarter was negatively impacted by approximately $200,000 in legal and consulting expenses related to the Company’s contested proxy.

Non-GAAP net income was $228,000, or $0.02 per share, compared to non-GAAP net income of $411,000, or $0.04 per share, for the first fiscal quarter of 2010.  The non-GAAP net income was negatively impacted in the current quarter by approximately $200,000 in legal and consulting expenses related to the Company’s contested proxy.

Balance Sheet Summary

Cash and cash equivalents were $10.5 million as of September 30, 2010, an increase of $383,000, compared to $10.1 million as of June 30, 2010.

In September 2010, the Company amended its Loan and Security Agreement with Silicon Valley Bank (the “Bank”), providing for a three-year $2.0 million Term Loan and a two-year $2.0 million Revolving Credit Facility.  The proceeds from the Term Loan were used to pay in full the $611,000 outstanding obligation of the original term loan between the Company and the Bank made in August 2008 and to provide additional working capital.

Total receivables, which include accounts receivable, net, and contract manufacturers’ receivable, were $2.9 million as of September 30, 2010, compared to $2.4 million as of June 30, 2010.

Net Inventory was $7.5 million as of September 30, 2010, compared to $6.9 million as of June 30, 2010.

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Accounts payable were $7.0 million as of September 30, 2010, compared to $6.5 million as of June 30, 2010. The increase was due to the timing of inventory receipts during the quarter as inventory is the primary driver of accounts payable.

Working capital was $8.7 million as of September 30, 2010, compared to $7.6 million as of June 30, 2010.

Discussion of Non-GAAP Financial Measures

Lantronix believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP operating expenses consist of operating expenses excluding share-based compensation and related payroll taxes, depreciation and amortization, litigation settlement, and restructuring charges, as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the company's core operating performance.

Non-GAAP net income (loss) consists of net income (loss) excluding share-based compensation and related payroll taxes, depreciation and amortization, litigation settlement, restructuring charges, interest income (expense), other income (expense), income tax provision (benefit), as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the Company's core operating performance.

Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP weighted-average shares outstanding (diluted). For purposes of calculating non-GAAP net income (loss) per share, the calculation of GAAP weighted-average shares outstanding (diluted) is adjusted to exclude share-based compensation, which is treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

Conference Call and Webcast
Lantronix will host a conference call and webcast today at 2:00 p.m. Pacific Time (5:00 p.m. ET) to discuss its first quarter fiscal 2011 financial results. Those wishing to participate in the live call should dial 866-770-7125 (International dial-in 617-213-8066) using the passcode 70566548.  A telephone replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing 888-286-8010 and entering 14079332 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Lantronix’s website at www.lantronix.com. The webcast will be archived on the Company's web site for twelve months.

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About Lantronix
Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet, provide secure remote access to firewall-protected equipment, and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning our future business plans. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results to vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to our target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, December 31, 2009 and September 30, 2009 and our Annual Report on Form 10-K for the year ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Additional Information

Lantronix, Inc. (the “Company”) has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the Company’s annual meeting with the Securities and Exchange Commission.  Our stockholders are urged to read the definitive proxy statements when they become available, because they will contain important information.  Company stockholders may obtain, free of charge, copies of the definitive proxy statements (when they are available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company will be made available by the Company free of charge.   Lantronix, Inc. and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of the Company against the alternative proxy proposed by TL Investment GmbH.

Investor Relations Contacts:
Todd Kehrli / Jim Byers
MKR Group, Inc.
323-468-2300
ltrx@mkr-group.com

Lantronix, Inc.
Reagan Y. Sakai
Chief Financial Officer
(949) 453-3990

LANTRONIX, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$10,458	$10,075
Accounts receivable, net	1,765	1,342
Contract manufacturers' receivable	1,143	1,015
Inventories, net	7,509	6,873
Prepaid expenses and other current assets	329	515
Deferred tax assets	542	542
Total current assets	21,746	20,362

Property and equipment, net	2,221	2,392
Goodwill	9,488	9,488
Purchased intangible assets, net	132	155
Other assets	173	135
Total assets	$33,760	$32,532

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,022	$6,545
Accrued payroll and related expenses	1,654	1,568
Warranty reserve	152	183
Short-term debt	667	667
Other current liabilities	3,574	3,776
Total current liabilities	13,069	12,739
Non-current liabilities:
Long-term liabilities	586	646
Long-term capital lease obligations	124	153
Long-term debt	1,333	111
Deferred tax liabilities	542	542
Total non-current liabilities	2,585	1,452
Total liabilities	15,654	14,191

Commitments and contingencies

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	191,590	191,147
Accumulated deficit	(173,884)	(173,206)
Accumulated other comprehensive income	399	399
Total stockholders' equity	18,106	18,341
Total liabilities and stockholders' equity	$33,760	$32,532

LANTRONIX, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2010	2009
Net revenue (1)	$12,192	$10,954
Cost of revenue	5,965	5,237
Gross profit	6,227	5,717
Operating expenses:
Selling, general and administrative	5,053	4,620
Research and development	1,823	1,485
Amortization of purchased intangible assets	18	18
Total operating expenses	6,894	6,123
Loss from operations	(667)	(406)
Interest expense, net	(22)	(47)
Other income (expense), net	29	(36)
Loss before income taxes	(660)	(489)
Provision for income taxes	18	10
Net loss	$(678)	$(499)
Net loss per share (basic and diluted)	$(0.07)	$(0.05)
Weighted-average shares (basic and diluted)	10,348	10,165
(1) Includes net revenue from related parties	$241	$125

LANTRONIX, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands, except per share data)
	Three Months Ended
	September 30,
	2010	2009

GAAP net loss	$(678)	$(499)
Non-GAAP adjustments:
Cost of revenues:
Share-based compensation	25	9
Employer portion of withholding taxes on stock grants	2	3
Depreciation and amortization	85	54
Total adjustments to cost of revenues	112	66
Selling, general and adminstrative:
Share-based compensation	408	423
Employer portion of withholding taxes on stock grants	12	13
Depreciation and amortization	165	133
Total adjustments to selling, general and administrative	585	569
Research and development:
Share-based compensation	150	127
Employer portion of withholding taxes on stock grants	18	21
Depreciation and amortization	12	16
Total adjustments to research and development	180	164
Restructuring charge	-	-
Amortization of purchased intangible assets	18	18
Total non-GAAP adjustments to operating expenses	783	751
Interest expense, net	22	47
Other income (expense), net	(29)	36
Provision for income taxes	18	10
Total non-GAAP adjustments	906	910
Non-GAAP net income	$228	$411

Non-GAAP net income per share (diluted)	$0.02	$0.04

Denominator for GAAP net income per share (diluted)	10,348	10,165
Non-GAAP adjustment	542	507
Denominator for non-GAAP net income per share (diluted)	10,890	10,672

GAAP operating expenses	$6,894	$6,123
Non-GAAP adjustments to operating expenses	(783)	(751)
Non-GAAP operating expenses	$6,111	$5,372

LANTRONIX, INC.
Unaudited Net Revenues by Product Line
(In thousands, except percentages)

	Three Months Ended September 30,
		% of Net		% of Net	Change
	2010	Revenue	2009	Revenue	$	%

Device enablement	$9,883	81.1%	$8,740	79.8%	$1,143	13.1%
Device management	2,158	17.7%	2,003	18.3%	155	7.7%
Device networking	12,041	98.8%	10,743	98.1%	1,298	12.1%
Non-core	151	1.2%	211	1.9%	(60)	(28.4%)
Net revenue	$12,192	100.0%	$10,954	100.0%	$1,238	11.3%